Exhibit 99.1

HORIZON OFFSHORE ANNOUNCES COMPLETION OF RECAPITALIZATION

HOUSTON---(June 10, 2005)---Horizon Offshore, Inc. (Other OTC: HOFF) announced today that the Company has completed the second step of its previously announced recapitalization plan consisting of a debt for equity exchange. Pursuant to the recapitalization letter agreement dated March 31, 2005, the Company's subordinated note holders have exchanged approximately $85.0 million aggregate principal amount of subordinated notes and all of the outstanding shares of the Company's Series A Redeemable Participating Preferred Stock for one million shares of a new series of Series B Mandatorily Convertible Redeemable Preferred Stock (the Series B Preferred Stock) and 60,000,015 shares of common stock. Accrued and unpaid interest of approximately $2.9 million on the subordinated notes outstanding prior to the exchange transaction was cancelled.

The Series B Preferred Stock has a liquidation preference of $40 million and is convertible into 554,139,356 shares of common stock, which, together with the 60,000,015 shares of common stock issued in the debt for equity exchange, will on an "as converted" basis be equivalent to 95% of the Company's current aggregate outstanding common stock. The Company's subordinated note holders agreed in the recapitalization letter agreement to vote in favor of an amendment to the Company's certificate of incorporation that will result in the mandatory conversion of the Series B Preferred Stock. The Company expects this conversion to occur on or shortly after September 15, 2005. The $25 million of subordinated notes that remain outstanding after the exchange transaction and the purchase agreements governing them have been amended to extend the maturity of the notes to March 31, 2010, reduce the interest rate of the notes to 8% per annum payable in-kind and eliminate most covenants and events of default.

The issuance of the shares of common stock in the exchange transaction has resulted in, and the conversion of the Series B Preferred Stock will result in further, significant dilution to the Company's stockholders and the book value of their shares of the Company's common stock. Accordingly, any investment in the Company's common stock will continue to be highly speculative. As a result of the issuance of the Company's common stock, the Company's subordinated note holders currently own approximately 65% of the outstanding shares of the Company's common stock. If they act together, they are in a position to control the election of the Company's directors and to control or exercise substantial influence over the outcome of all matters requiring a stockholder vote.

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry and energy related industries in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America, and the Mediterranean. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company's substantial amount of debt; high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt; resolution of the Company's outstanding claims against Pemex; outcome of litigation with Williams and the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like "should", "expects", "believes", "anticipates", "may", "could", etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Contact:	Horizon Offshore, Inc.
Ronald D. Mogel
(713) 243-2753